Exhibit 99.1

National CineMedia, Inc. Chairman and CEO

Intends to Adopt 10b5-1 Plan

Centennial, CO – August 9, 2010 – National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), announced today that Kurt Hall, Chairman, President and Chief Executive Officer, intends to adopt a pre-arranged stock trading plan (the “Plan”) to sell shares of the Company’s common stock that he will acquire through the exercise of vested stock options for personal financial management purposes in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions.

The Plan is expected to provide that Mr. Hall will exercise vested stock options beginning in December 2010 through December 2012 and sell 85% of the shares that are exercised, with the remaining 15% of shares acquired to be held for investment purposes. The number of shares that are subject to the Plan will increase over time as stock options vest. Shares under the Plan will be sold in the open market at prevailing market prices, subject to the specified Price Limits set forth in the Plan of $21.00, $27.00 and $29.00 per share.

Under Rule 10b5-1, directors, officers and other persons who are not in possession of material, non-public information may adopt a pre-arranged plan or contact for sale of the Company’s securities under specified conditions and at specified times to achieve prudent and gradual asset diversification over time. Once the plan is in place, the executive may not retain or exercise any discretion over trading under the plan, although the executive may later amend or terminate the plan. The broker administering the plan is authorized to trade company shares in volumes and at times determined independently by the broker, subject to limitations set forth in the plan.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com